Exhibit 11 under N-1A
                                          Exhibit 23 under Item 601/Reg S-K

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 21 to the Registration Statement of the International Equity Fund Class II (one of the Funds comprising BT Institutional Funds) on Form N-1A of our report dated November 26, 1997 on our audit of the financial statements and financial highlights of the International Equity Portfolio, which report is included in the Annual Report to Shareholders for the year ended September 30, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference in the Statement of Additional Information to our Firm under the caption "Counsel and Independent Accountants."

                           /s/Coopers & Lybrand L.L.P.
                            COOPERS & LYBRAND L.L.P.

Kansas City, Missouri
January 26, 1998